Exhibit 99.1

Kingswood Acquisition Corp. Announces

Adjournment of its Special Meeting of Stockholders

to Approve Additional Time to Complete its Initial Business Combination

The Company recommends all of its stockholders to vote FOR the Extension at the upcoming Special Meeting.

New York, NY, November 14, 2022 — Kingswood Acquisition Corp. (“we”, “us”, “our”, or the “Company”) today announced that it is adjourning its special meeting of stockholders (the “Special Meeting”) from November 15, 2022, to 10:00 a.m. Eastern Time on November 18, 2022. The Special Meeting, which was originally scheduled for November 15, 2022, is being adjourned in order to solicit more votes toward the approval to further amend the Company’s amended and restated certificate of incorporation (“Extension Amendment”) to extend the period of time available to complete a business combination, until May 24, 2023. The Extension Amendment would effectively provide for an additional six months, to complete an initial business combination. The Company plans to continue to solicit proxies for the Special Meeting until November 18, 2022.

The record date for the stockholders’ meeting to vote on the Extension Amendment remains the close of business on October 11, 2022 (the “Record Date”). Stockholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote need not take any action. Stockholders as of the Record Date can vote, even if they have subsequently sold their shares. In connection with the adjourned date, the Company has further extended the deadline for holders of the Company’s Class A common stock issued in the Company’s initial public offering to submit their shares for redemption in connection with the Extension Amendment to 5:00 p.m. Eastern Time on November 16, 2022. Stockholders who wish to withdraw their previously submitted redemption request may do so prior to the rescheduled meeting by requesting that the transfer agent return such shares.

About Kingswood Acquisition Corp.

We are a blank check company incorporated under the laws of the State of Delaware on July 27, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses, which we refer to throughout this proxy statement as our initial business combination. While we may pursue our initial business combination target in any stage of its corporate evolution or in any industry or sector, we are focusing our search on companies with favorable growth prospects and attractive returns on invested capital.

Additional Information and Where to Find It

The definitive proxy statement has been mailed to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Company with the SEC may be obtained free of charge by contacting Company at Michael Nessim, Chief Executive Officer, Kingswood Acquisition Corp., Email: mnessim@kingswoodus.com, (212) 404-7002.

Participants in the Solicitation

Company and its sponsor, officers and directors may be deemed to be participants in the solicitation of proxies from Company stockholders. Information about Company’s sponsor, officers and directors and their ownership of Company common shares is set forth in the proxy statement for Company’s Special Meeting of Stockholders, which was filed with the SEC on October 25, 2022, and in Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 31, 2022. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Company with the SEC.

Non-Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Extension Amendment shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.